EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated October 27, 2003 (including amendments thereto) with respect to the Common Stock of Summit America Television, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate. In addition, each party to this Agreement expressly authorizes Heritage Fund Advisors, LLC to this Agreement to file on its behalf any and all amendments to such Statement.

Date: October 27, 2003	HERITAGE FUND ADVISORS, LLC

	By:	Heritage Capital Advisors, LLC, sole member
	By:	/s/ John F. Ray

John F. Ray, President

Date: October 27, 2003	HERITAGE CAPITAL ADVISORS, LLC

	By:	/s/ John F. Ray

John F. Ray, President

Date: October 27, 2003	/s/ John F. Ray

John F. Ray

Date: October 27, 2003	/s/ W. Charles Warner

W. Charles Warner

Date: October 27, 2003	/s/ Glenn M. Caudill

Glenn M. Caudill

Date: October 27, 2003	/s/ Ronda J. Caudill

Ronda J. Caudill

Date: October 27, 2003	/s/ Laura J. Ashton

Laura J. Ashton

Date: October 27, 2003	/s/ Robert M. Goodfriend

Robert M. Goodfriend

Date: October 27, 2003	/s/ Bernard L. Porter

Bernard L. Porter

Date: October 27, 2003	/s/ Joe A. Hicks

Joe A. Hicks

Date: October 27, 2003	/s/ Fred Culbreath

Fred Culbreath